Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8
(Form Type)

Terex Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c) and Rule 457(h)	915,862(2)	$58.28(3)	$53,376,437.36	$0.0001381	$7,371.29
Total Offering Amounts					$53,376,437.36		$7,371.29
Total Fee Offsets							$0
Net Fee Due							$7,371.29

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on  Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock of Terex Corporation (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)
Represents 915,862 shares of the Registrant’s common stock, which is equal to the of number of shares of the Registrant’s common stock subject to the Terex Stock Awards (as defined in the Registration Statement) outstanding under the Amended and Restated REV Group, Inc. 2016 Omnibus Incentive Plan and assumed by the Registrant as a result of the Mergers (as defined in the Registration Statement).

(3)
Estimated in accordance with Rules 457(c) and (h) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share of $58.28 was computed by averaging the high and low prices of a share of the Registrant’s common stock reported on NASDAQ on January 29, 2026, a date within five business days prior to the date of the filing of this Registration Statement.